                                             For More Information:
                                             Chris Close  (610) 902-6257
                                             chris.close@airgas.com



                    AIRGAS REPORTS CONTINUED SALES MOMENTUM
                           IN FISCAL SECOND QUARTER


     RADNOR, Pennsylvania, October 26, 2000 - Airgas, Inc. (NYSE - ARG) today reported results for the quarter and six-month period ended September 30, 2000. Fiscal second quarter sales increased 6% to $410 million from $387 million last year driven by continued acceleration in same-store sales growth. Total same-store sales increased by 4.4% in the fiscal second quarter versus the same period a year ago. Same-store sales in the Distribution segment were up 4.0%, reflecting increases of 5.5% for gases and rent and 2.8% for hardgoods. Same-store sales for the Gas Operations segment were 8.7% higher.

     Comparing the quarter ended September 30, 2000 to the same period last year, after-tax cash flow (net earnings, plus depreciation, amortization and deferred income taxes) per diluted share increased 2% to $0.54 from $0.53 last year. Net earnings were flat at $0.16 per diluted share, which excludes a divestiture gain of $0.11 per share in the prior year.

     "We are pleased that the positive same-store sales growth trend continued to accelerate for a third consecutive quarter," stated Peter McCausland, chairman and chief executive officer. "Strategic sales initiatives continue to fuel growth and we are seeing positive trends in several other segments of our business. Additionally, higher gross profits somewhat tempered the cost pressures we have experienced the last few quarters and contributed to the modest growth in after-tax cash flow per share despite one less billing day this quarter.

     "Looking ahead, we expect a positive impact on operating margins from recent price increases," added Mr. McCausland. "The combination of improved operating margins and continued sales momentum should drive earnings and cash flow growth and improve return on capital in the future. We paid down $22 million of our debt this quarter and we will continue to focus our free cash flow on debt reduction."

     For the six-month period, sales increased 7% to $819 million from $767 million last year. After-tax cash flow per diluted share increased 6% to $1.08 from $1.02 in the prior year period. Net earnings were flat at $0.30 per diluted share compared to the prior year period, which excludes a net benefit primarily consisting of a divestiture gain in the prior period.

     Capital expenditures for the quarter and year-to-date period were flat with the prior periods at $16 million and $31 million, respectively.

     The Company will conduct an earnings teleconference on Friday, October 27, 2000 beginning at 8:30 a.m. Eastern Time. Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, October 27, 2000.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and welding equipment and one of the largest distributors of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.



                          Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the success of strategic sales initiatives in fueling sales growth; the positive impact of recent price increases on operating margins; the Company's expectations regarding the impact of improved operating margins and continued sales momentum on earnings, cash flow growth, and return on capital in the future; the reduction of indebtedness in the future. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of marketing initiatives on strategic product sales; the market acceptance of the Company's price increases; increased cost pressures; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; the inability of the Company to grow sales, earnings and cash flow; and other factors described in the Company's reports, including Form 10-K dated March 31, 2000 and Form 10-Q dated June 30, 2000, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                             Three Months Ended     Six Months Ended
                                                 September 30,         September 30,
                                               2000      1999        2000      1999
                                               ----      ----        ----      ----
Net sales:
     Distribution                           $371,059   $346,973   $745,798   $692,940
     Gas Operations                           39,038     40,316     73,297     73,842
                                             -------    -------    -------    -------
          Total net sales                    410,097    387,289    819,095    766,782
                                             -------    -------    -------    -------

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                         198,650    186,647    401,399    375,079
        Gas Operations                        14,437     16,200     26,884     29,035
     Selling, distribution and
      administrative expenses                141,653    129,185    281,668    256,146
     Depreciation                             15,990     16,525     32,314     32,304
     Amortization                              6,321      6,428     12,741     12,815
                                             -------    -------    -------    -------
          Total costs and expenses           377,051    354,985    755,006    705,379
                                             -------    -------    -------    -------

Operating income:
     Distribution                             26,598     26,408     52,723     52,668
     Gas Operations                            6,448      5,896     11,366      8,735
                                              ------     ------     ------     ------
          Total operating income              33,046     32,304     64,089     61,403

Interest expense, net                        (16,306)   (14,435)   (32,071)   (28,218)
Other income, net (a)                            405     15,183        457     15,405
Equity in earnings of unconsolidated
 affiliates                                      487        725      1,851      1,725
                                              ------     ------     ------     ------
     Earnings before income taxes and the
      cumulative effect of an accounting
      change                                  17,632     33,777     34,326     50,315

Income tax expense                             7,229     14,865     14,107     21,728
                                              ------     ------     ------     ------
     Earnings before the cumulative effect
      of an accounting change                 10,403     18,912     20,219     28,587

Cumulative effect of an accounting
 change, net of taxes (b)                          -          -          -       (590)
                                             -------    -------    -------    -------
Net earnings                                $ 10,403   $ 18,912   $ 20,219   $ 27,997
                                             -------    -------    -------    -------

Net earnings (excluding special items)(c)   $ 10,403   $ 11,353   $ 20,219   $ 21,028
                                             -------    -------    -------    -------
Per share data:
     Basic earnings per share               $    .16   $    .27   $    .31   $    .40
     Diluted earnings per share             $    .16   $    .27   $    .30   $    .39

Per share data (excluding special items)(c):
     Basic earnings per share               $    .16   $    .16   $    .31   $    .30
     Diluted earnings per share             $    .16   $    .16   $    .30   $    .30

Weighted average shares outstanding:
     Basic                                    65,400     69,700     65,200     69,800
     Diluted                                  66,600     71,200     66,900     71,200

See notes to consolidated statements of earnings.

Notes to consolidated statements of earnings:



(a) Other income, net, for the three and six months ended September 30, 1999 includes a $14.4 million ($7.6 million after-tax) non-recurring gain resulting from the divestiture of the Company's operations in Poland and Thailand.

(b) Effective April 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The six months ended September 30, 1999 include an after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(c) Net earnings and per share amounts, adjusted to exclude the non-recurring divestiture gain and the cumulative effect of an accounting change described in notes (a) and (b), respectively.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)


                                         (Unaudited)
                                         September 30,   March 31,
                                             2000          2000
                                             ----          ----
ASSETS
Trade accounts receivable, net           $  220,603    $  211,989
Inventories, net                            161,507       159,438
Deferred income tax asset, net               13,463        13,752
Prepaids and other current assets            22,622        23,611
                                            -------       -------
    TOTAL CURRENT ASSETS                    418,195       408,790

Property, plant and equipment, net          748,384       753,768
Goodwill, net                               439,025       445,498
Other non-current assets, net               118,783       131,275
                                          ---------     ---------
    TOTAL ASSETS                         $1,724,387    $1,739,331
                                          ---------     ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                  $   67,691    $   78,276
Accrued expenses and
 other current liabilities                  113,504       121,249
Current portion of long-term debt            18,662        20,071
                                            -------       -------
    TOTAL CURRENT LIABILITIES               199,857       219,596

Long-term debt                              845,599       857,422
Deferred income taxes                       167,494       160,808
Other non-current liabilities                26,055        28,998

Stockholders' equity                        485,382       472,507
                                          ---------     ---------
    TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY             $1,724,387    $1,739,331
                                          ---------     ---------